Exhibit 10.01

[Letterhead]

To:	GXO Logistics, Inc. (GXO)

Two American Lane,

Greenwich
CT 06831

28 February 2024

Dear Directors

Acquisition of Wincanton plc (Wincanton)

We understand that GXO intends to acquire all the issued and to be issued share capital of Wincanton pursuant to the Scheme or the Offer (each as defined in paragraph 8 below). This undertaking sets out the terms and conditions on which we will vote in favour of the Scheme and/or accept the Offer (as applicable).

Shareholdings

1.	We represent and warrant to GXO that:

(a)	we have investment management discretion and voting control over 15,287,211 ordinary shares of 10 pence each in the capital of Wincanton (the Wincanton Shares); and

(b)	we have full power and authority to enter into this undertaking and to perform the obligations under it.

We undertake to instruct the registered holder(s) and/or custodian(s) of the Wincanton Shares and any Further Wincanton Shares to comply with our undertakings and agreements set out in this undertaking.

Qualifications and conditions

2.	Our undertakings and agreements set out in this undertaking shall be effective immediately upon GXO releasing the Rule 2.7 announcement announcing the Acquisition (the Rule 2.7 Announcement) (provided that the Rule 2.7 Announcement is released not later than 5.00pm on 1 March 2024 (or such later date as we may agree with GXO in writing)) and are subject to the following qualifications and conditions:

(a)	we manage the investments of Aberforth Split Level Income Trust plc (the Trust). The Trust's planned winding up (the Winding Up) date is 1 July 2024. Prior to that date, it is anticipated that the Trust's investments will be liquidated. Accordingly, all of our obligations in respect of any Wincanton Shares and any Further Wincanton Shares for which we manage voting rights on behalf of the Trust, cease to have any continuing force or effect and shall lapse and cease to be enforceable with effect from 6.00 p.m. on 31 May 2024 in anticipation of the Winding Up;

(b)	we manage the investments of Aberforth UK Small Companies Fund (the Fund) which is an authorised unit trust and, therefore, the undertakings and agreements set out in this undertaking are subject to all regulations applicable to authorised unit trusts. Investors in the Fund may be required to redeem their investment by means of a redemption in specie and, therefore, the undertakings and agreements set out in this undertaking will not apply to Wincanton Shares and any Further Wincanton Shares to the extent that they are the subject of a distribution to an investor in the Fund by means of a redemption in specie;

(c)	certain of the clients whose assets we manage have reserved the right to lend stock to third parties and, therefore, the undertakings and agreements set out in this undertaking will not apply to any of the Wincanton Shares and any Further Wincanton Shares that have been lent to a third party and that we are unable to recall provided that we have used our reasonable endeavours to procure the recall of such Wincanton Shares; and

(d)	all of the Wincanton Shares and any Further Wincanton Shares are managed by us under authority from the Wincanton Shares' and any Further Wincanton Shares’ beneficial owners and our obligations in this undertaking are subject to any termination or amendment of such authority. Without prejudice to the foregoing and notwithstanding any other term of this undertaking, we shall be entitled to sell, or to instruct the sale of, some or all of the Wincanton Shares and any Further Wincanton Shares if, following any termination or amendment of such authority, we (in our sole discretion) consider that such sale is necessary or in the best interests of the beneficial owner(s) of the Wincanton Shares and any Further Wincanton Shares or if we are otherwise required or instructed to do so by such owner(s), and the undertakings set out in this undertaking will not apply to any Wincanton Shares and any Further Wincanton Shares which are so sold.

Dealings and undertakings

3.	We undertake to GXO that before this undertaking lapses in accordance with paragraph 9, we shall not, directly or indirectly:

(a)	sell, transfer, charge, encumber, grant any option or lien over or otherwise dispose of any interest in any Wincanton Shares or any other shares in Wincanton issued or unconditionally allotted to, or otherwise acquired by, us provided that we have investment management discretion and voting control in respect of such Wincanton Shares before then (Further Wincanton Shares), other than pursuant to our acceptance of the Offer (if relevant). For the avoidance of doubt, where we do not have investment management discretion and voting control over such Wincanton Shares they shall not, for any purpose, be considered Further Wincanton Shares;

(b)	save as may be permitted by paragraph 12, accept, in respect of the Wincanton Shares and any Further Wincanton Shares, any offer or other transaction made in competition with or which might otherwise impede or frustrate the Acquisition (as defined in paragraph 8 below) in any way;

(c)	vote in favour of or otherwise consent to (i) any resolution proposed at a general or class meeting of Wincanton, or at an adjourned meeting, to approve any scheme of arrangement of Wincanton, or other transaction which is proposed in competition with or which might result in any condition of the Acquisition not being fulfilled or which might otherwise impede or frustrate the Acquisition in any way; or (ii) any matter for the purposes of Rule 21 of the Code (a Relevant Resolution); and

(d)	save as may be permitted by paragraph 12 and other than pursuant to the Acquisition, enter into any agreement or arrangement, incur any obligation or give any indication of intent:

(i)	to do any of the acts referred to in paragraphs 3(a) to 3(c); or

(ii)	which, in relation to the Wincanton Shares and any Further Wincanton Shares, would or might restrict or impede us accepting the Offer or voting in favour of the Scheme (as applicable) or which might otherwise frustrate the Acquisition.

Undertaking to accept the Offer and/or to vote in favour of the Scheme

4.	We undertake that:

(a)	if GXO elects to implement the Acquisition by way of the Offer:

(i)	we shall accept the Offer in respect of the Wincanton Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (the Offer Document) not later than seven days after GXO sends the Offer Document to Wincanton shareholders and shall accept the Offer in respect of any Further Wincanton Shares in accordance with the same procedure not later than five days after we become entitled to exercise investment management discretion and voting control over the Further Wincanton Shares; and

(ii)	we shall not withdraw any acceptances of the Offer; and

(b)	if GXO elects to implement the Acquisition by way of the Scheme

(i)	we shall exercise all voting rights attaching to the Wincanton Shares and any Further Wincanton Shares to vote in favour of all resolutions to approve or implement the Scheme and/or the Acquisition, and any related matters, proposed at any general or class meeting (General Meeting) and Court convened meeting (Court Meeting) of Wincanton to be convened and held in connection with the Scheme and/or the Acquisition, or at any adjournment of any such meeting;

(ii)	we shall execute any forms of proxy in respect of the Wincanton Shares and any Further Wincanton Shares required by GXO appointing any person nominated by GXO to vote at any General Meeting or Court Meeting in respect of the resolutions to approve the Scheme and/or the Acquisition, and any related matters, and shall ensure that any such executed forms of proxy are received by Wincanton’s registrars not later than 3.00 p.m. on the tenth day after Wincanton sends the formal document setting out the terms and conditions of the Scheme (the Scheme Document) to Wincanton shareholders (or, in respect of any Further Wincanton Shares, within five days of becoming entitled to exercise investment management discretion and voting control over such shares, if later); and

(iii)	we shall not revoke the terms of any proxy submitted in accordance with paragraph 4(b)(ii), either in writing or by attendance at any General Meeting or Court Meeting or otherwise; and

(c)	from the time GXO releases the Rule 2.7 Announcement to the time this undertaking lapses in accordance with paragraph 9, we shall exercise the voting rights attached to the Wincanton Shares and any Further Wincanton Shares on (and execute (and not revoke) any form of proxy regarding) a Relevant Resolution (as defined in paragraph 3(c)) only in accordance with GXO’s directions.

Documentation

5.	We consent to:

(a)	this undertaking being disclosed to the Panel;

(b)	the inclusion of references to us, and particulars of this undertaking and our holdings of, interests in, rights to subscribe for and short positions in relevant securities of Wincanton being included in the Rule 2.7 Announcement and any Offer Document or Scheme Document published in connection with the Acquisition, and any other announcement made, or document issued, by or on behalf of GXO in connection with the Acquisition; and

(c)	this undertaking being available for inspection as required by Rule 26.1 of the Code or the Listing Rules of the Financial Conduct Authority including, without limitation, being made publicly available on GXO’s and Wincanton’s websites.

6.	We shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Rule 2.7 Announcement, any Offer Document or Scheme Document and any other announcement to be made, or document to be issued in connection with the Acquisition in order to comply with the requirements of the Code, the Panel, the Court, the Companies Act 2006, the Financial Conduct Authority, the London Stock Exchange plc or any other legal or regulatory requirement or body. We shall immediately notify you in writing of any change in the accuracy or impact of any information previously given to you.

7.	We understand that the information you have given to us in relation to the Acquisition must be kept confidential until the Rule 2.7 Announcement is released or the information has otherwise become generally available.

Interpretation

8.	In this undertaking:

(a)	references to the Acquisition means the proposed acquisition by GXO of all the issued and to be issued ordinary shares of 10 pence each in the capital of Wincanton, whether (at the election of GXO) pursuant to the Offer or the Scheme;

(b)	references to the Code means the City Code on Takeovers and Mergers;

(c)	references to the Court means the High Court of Justice in England and Wales;

(d)	references to the Offer means any offer to be made by or on behalf of GXO to acquire the issued and to be issued ordinary share capital of Wincanton other than that already owned by GXO and its associates (as defined in section 988 Companies Act 2006), and a reference to the Offer also includes any new, increased, renewed or revised offer made by GXO to acquire shares in Wincanton provided that the consideration to be paid to the holders of issued and to be issued ordinary shares of 10 pence in the capital of Wincanton is 605 pence or more; and

(e)	references to the Scheme means any scheme of arrangement of Wincanton under section 895 Companies Act 2006 (including any new, increased, renewed or revised scheme of arrangement) for the acquisition by GXO of the issued and to be issued ordinary share capital of Wincanton other than that already owned by GXO, and a reference to the Scheme also includes any new, increased, renewed or revised scheme of arrangement made by GXO to acquire shares in Wincanton provided that the consideration to be paid to the holders of issued and to be issued ordinary shares of 10 pence in the capital of Wincanton is 605 pence or more.

Lapse of undertaking

9.	This undertaking shall lapse and all of our obligations under this undertaking shall cease to be enforceable or have any continuing force and effect:

(a)	if the posting of the document containing details of the Scheme or the Offer does not occur within 28 days of the date of the 2.7 Announcement;

(b)	if GXO announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme is announced in accordance with Rule 2.7 of the Code at the same time; or

(c)	if the Offer or Scheme lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or

(d)	if a person other than GXO or a subsidiary of GXO or any person acting in concert with GXO announces a firm intention to make an offer (in accordance with Rule 2.7 of the Code) to acquire the equity share capital of Wincanton (whether to be made by way of an offer or a scheme of arrangement or otherwise) which represents, in our opinion, a value at any time of more than 695 pence per Wincanton Share or Further Wincanton Share (a Higher Competing Offer) and at any time following such announcement we notify you of such opinion or we otherwise make an announcement or notification that we no longer intend to vote in favour of the Scheme pursuant to the terms of this undertaking pursuant to Rule 2.10(c) of the Code, and nothing in this undertaking shall prevent us from selling, transferring or otherwise disposing of all or any of the Wincanton Shares or Further Wincanton Shares above such price. In determining the value of any Higher Competing Offer, we shall be entitled to take into account such matters, circumstances and factors as we consider, in our sole discretion, appropriate (including, without limitation, any conditions to, or risks associated with the completion or implementation of, such offers and where such offers includes any non-cash consideration, factors other than the then market value, if any, of such consideration); or

(e)	in respect of any Wincanton Shares or Further Wincanton Shares that are sold, transferred or otherwise disposed of (regardless of the identity of the acquirer) at a price of more than 695 pence per Wincanton Share or Further Wincanton Share and in relation to any sale of the Wincanton Shares or Further Wincanton Shares by us to GXO (or anyone acting on its behalf) at any price per Wincanton Share or Further Wincanton Share below 695 pence per Wincanton Share or Further Wincanton Share. For the avoidance of doubt, nothing in this undertaking shall prevent us from selling, transferring or otherwise disposing of any of the Wincanton Shares or Further Wincanton Shares above 695 pence per Wincanton Share or Further Wincanton Share at any time; or

(f)	in the case of a Scheme, the closing of the last to occur of (a) the General Meeting; and (b) the Court Meeting.

10.	If this undertaking lapses, we shall have no claim against GXO. General

11.	We undertake to instruct the registered holder(s) and/or custodian(s) holding the Wincanton Shares and any Further Wincanton Shares to vote in favour of the Scheme or accept the Offer (as the case may be) in accordance with this letter by completing and delivering the appropriate form(s) of proxy or form of acceptance (as the case may be) in respect of the Wincanton Shares and any Further Wincanton Shares in accordance with this undertaking but we shall not be liable for any failure on the part of such custodians to complete and deliver such form(s) in accordance with such timescale(s) or otherwise to comply with our instructions.

12.	Nothing in this undertaking shall prevent us from entering into discussions with any person who is considering the possibility of making a Higher Competing Offer or from entering into any form of undertaking that is conditional upon a Higher Competing Offer being made.

13.	We acknowledge that we are obliged to make appropriate disclosure under Rule 2.10(c) of the Code promptly after becoming aware that we will not be able to comply with the terms of this undertaking or no longer intend to do so.

14.	The parties to and addressee of this letter do not intend that any term of this letter shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to, nor addressee of, this letter.

Specific Performance

15.	We agree that, if we fail to comply with any of the undertakings in paragraph 4 or breach any of our other obligations under this undertaking, damages may not be an adequate remedy and accordingly GXO shall be entitled to the remedies of specific performance, injunction or other equitable relief.

Governing Law

16.	This undertaking and any non-contractual obligations arising out of or in connection with this undertaking shall be governed by, and interpreted in accordance with, English law. The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this undertaking including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this undertaking; and (ii) any non-contractual obligations arising out of or in connection with this undertaking. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.

SIGNED as a DEED and	)
DELIVERED by a member of	)
ABERFORTH PARTNERS LLP	)
in the presence of: )	SIGNATURE:[XXXX]

Witness	)	SIGNATURE: [XXXX]
)
	)	NAME: [XXXX]
	)	ADDRESS:[XXXX]